News Release

For Immediate Release:	For More Information,
December 16, 2008	Contact: Jerry L. Ocheltree
910-576-6171

First Bancorp Announces Cash Dividend

TROY, N.C. – The Board of Directors of First Bancorp (NASDAQ - FBNC), the parent company of First Bank, has declared a cash dividend of 19 cents per share payable January 23, 2009 to shareholders of record as of December 31, 2008.  The dividend of 19 cents per share is unchanged from both the dividend declared in the prior quarter of 2008 and the dividend declared in the fourth quarter of 2007.

First Bancorp is a bank holding company headquartered in Troy, North Carolina with total assets of approximately $2.7 billion.  Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 74 branches, with 63 branches operating in a 21-county market area in the central piedmont and coastal regions of North Carolina, 6 branches in South Carolina (Cheraw, Dillon, Florence, and Latta), and 5 branches in Virginia (Abingdon, Dublin, Fort Chiswell, Radford, and Wytheville), where First Bank does business as First Bank of Virginia. First Bank also has a loan production office in Blacksburg, Virginia. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

 Please visit our website at www.FirstBancorp.com.  For additional information, please contact:
Mr. Jerry L. Ocheltree
President & Chief Executive Officer
Telephone: (910) 576-6171